Exhibit 10.12

SUBLEASE AGREEMENT

between

EMPIRICAL SYSTEMS AEROSPACE, INC.

Sublessor

and

DRONE USA, INC.

Sublessee

Dated as of November 17th, 2016

SUBLEASE AGREEMENT

This Sublease Agreement (this “Sublease”) dated as of November 17th, 2016 is entered into by and between EMPIRICAL SYSTEMS AEROSPACE, INC., having a mailing address at P.O. Box 595, Pismo Beach, CA 93448 (the “Sublessor”), and Drone USA, Inc., having it principal office at One World Trade Center, 285 Fulton Street, 85th Floor, New York, NY 10007 (the “Sublessee”).

WITNESSETH:

WHEREAS, pursuant to a certain Lease, dated November 17th, 2016 (the “Lease”), by and between Empirical Systems Aerospace, Inc, as landlord (the “Landlord”) and the Sublessor, as tenant, (the “Premises”) comprising                                , as more particularly described in the Lease, of the building located at 3580 Sueldo, San Luis Obispo, 93401 (the “Building”); and

WHEREAS, Sublessor desires to sublet to Sublessee, and Sublessee desires to sublet from Sublessor, the Premises consisting of approximately             rentable square feet (the “Sublet Space”), see exhibit B Andy’s email dated 11/15/17, to conduct Sublessor’s business of the development and manufacturing of unmanned aerial vehicles (“UAVs”), on the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the rental payments to be made hereunder by Sublessee to Sublessor and the mutual terms, provisions, covenants and conditions hereinafter set forth, the parties hereby agree as follows:

1.    Demised Sublet Space. Sublessor does hereby sublease to Sublessee, and Sublessee does hereby take and hire from Sublessor, the Sublet Space for the term and upon the conditions hereinafter set forth.

2.    Term. (a) The term (the “Term”) of this Sublease shall commence on February 1st, 2017 (or such later date as Sublessor provides possession of the Sublet Space, the “Sublease Commencement Date”) and shall terminate at midnight EDT on January 31st, 2019 (the “Sublease Expiration Date”), unless sooner terminated as provided herein or pursuant to law unless 60 days prior to the Sublease Expiration Date Sublessee notifies Sublessor that Sublessee desires to extend the Term for up to an additional 24 months.

(a)   Sublessor and Sublessee agree to execute and deliver any documentation and/or furnish any information reasonably requested by Landlord and otherwise cooperate reasonably with each other and Landlord in connection with obtaining the required consent of Landlord.

(b)  When the Sublease Commencement Date has occurred and been established, Sublessor and Sublessee shall, within 30 days of a request by Sublessor or Sublessee, execute an agreement confirming such date as the Sublease Commencement Date. Any failure of the parties to execute such agreement shall not affect the validity of the Sublease Commencement Date or the Sublease Expiration Date.

3.    Basic Rent. Sublessee hereby covenants and agrees to pay to Sublessor commencing on the Sublease Commencement Date and ending on the Sublease Expiration Date, in the manner hereinafter provided, basic rent (the “Basic Rent”) of $180,000 per annum, payable in equal monthly installments of $15,000, which sum shall, at Sublessee’s election, be increased to $16,500 per month should the Sublease be extended at Sublessee’s election for an additional period of time following the 36th month from the date of this Agreement. Each monthly installment of Basic Rent shall be payable in advance on the first day of each calendar month during the Term without notice or demand and without abatement, deduction or set-off of any amount whatsoever.

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4.     Use of Sublet Space. Sublessee may use and occupy the Sublet Space for executive offices, administrative offices, and/or general offices for the conduct of any lawful and reputable business not prohibited by the Lease, and for no other purposes whatsoever. In no event shall Sublessee use or occupy the Sublet Space in a manner inconsistent with the provisions of the Lease. Sublessee acknowledges and agrees (i) that the Sublet Space will be accessible only through Sublessor’s Space and, therefore, Sublessee covenants and agrees that it shall conduct, and shall cause its employees, agents and representatives and guests to conduct, their activities in a professional manner that is not disruptive to the peaceful enjoyment by Sublessor and its employees, agents, representatives and guests of the Sublessor’s Space, (ii) other than as a means of ingress and egress, Sublessee shall not use any of the reception area, lobby or conference area in the Sublessor’s Space, and (iii) Sublessee shall take all actions necessary or desirable to ensure the security of the Premises, including without limitation the Sublessor’s Space.

5.     Release from Liability. Each party hereby agrees to cause all insurance policies carried by such party with respect to the Sublet Space or the Premises to comply with any of the provisions of the Lease, which provisions, if any, are incorporated herein by reference, with respect to obtaining waivers of subrogation endorsements and releases of liability from the insurers. The releases, if any, contained in the Lease are incorporated herein and made applicable to Sublessor and Sublessee.

6.     Surrender of Premises. On the Sublease Expiration Date, whether the Sublease Expiration Date occurs by expiration, lapse of time or otherwise, or the sooner termination of this Sublease, Sublessee, at Sublessee’s sole cost and expense, shall quit and surrender the Sublet Space to Sublessor in the same condition (reasonable wear and tear excepted) in which Sublessor has delivered the Sublet Space to Sublessee, including, without limitation, the removal of all of Sublessee’s Changes and the restoration of the Sublet Space to its existing condition and finishes on the Sublease Commencement Date, provided that Sublessor may request Sublessee to surrender the Sublet Space in its then existing condition Sublessee hereby consents and agrees that if Sublessee should “hold over” after the termination or expiration of this Sublease, Sublessee shall pay to Sublessor for use and occupancy of the Sublet Space for each month or part thereof during which Sublessee shall hold over, a sum equal to two (2) times the Basic Rent and any additional rent payable hereunder during the last full month of the Term. Sublessee hereby indemnifies and holds Sublessor harmless from and against any costs, expenses (including, without limitation, attorneys’ fees), damages or liabilities (including, without limitation, any liability of Sublessor to Landlord) arising from the failure of Sublessee to surrender the Sublet Space in accordance with the terms of this Sublease upon the termination or expiration of this Sublease.

7.     Sublessor’s Representations and Warranties Sublessor covenants, warrants and represents:

(a)     that Sublessor is a corporation duly organized, validly existing, and in good standing under the laws of its state or country of organization;

(b)     that Sublessor has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Sublease, and the execution, delivery and performance of this Sublease by the Sublessor, and the consummation of all transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Sublessor and will not violate any laws or governmental or court regulations or orders or, subject to obtaining the consent of Landlord to this Sublease, any agreements to which the Sublessor is a party or is subject or by which it is otherwise bound; and

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(c)     Sublessor has delivered a true and complete copy of the Lease, within 90 days, to Sublessee and there are no other agreements between Sublessor and Landlord with respect to the Sublet Space:

(d)     the Lease is in full force and effect and, to the best knowledge of Sublessor, there is no material default by Sublessor or Landlord thereunder;

(e)     Sublessor shall comply with all of the terms of the Lease and make all payments under the Lease except to the extent the failure to so comply or make any payment is due to Sublessee’s default hereunder; and

(f)     Sublessor shall indemnify, defend and hold Sublessee harmless from and against any and all claims, liabilities, damages, losses or expenses (including, without limitation, reasonable attorneys fees) which may be imposed or incurred by Sublessee by reason of a breach of the covenant set forth in subparagraph (e) above.

8.     Sublessee’s Representations and Warranties Sublessee covenants, warrants and represents that:

(a)     Sublessee is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)     Sublessee has all requisite corporate power and authority to execute, deliver and perform its obligations under this Sublease, and the execution, delivery and performance of this Sublease by the Sublessee, and the consummation of all transactions contemplated hereby, have been duly authorized by all necessary corporate action of Sublessee and will not violate any laws or governmental or court regulations or orders or any agreements of which Sublessee is a party or is subject or by which it is otherwise bound;

(c)     Sublessee shall perform all of its obligations under this Sublease (including, without limitation, all of the obligations arising under the Lease which are incorporated herein by reference);

(d)     that Sublessee will not do or omit to do anything which would constitute a default under the provisions of the Lease incorporated herein by reference; and

9.      Broker. Sublessor and Sublessee each represents to the other that no broker has been engaged by such party with respect to this Sublease. Each party shall indemnify the other from and against any losses, including reasonable attorneys’ fees, incurred by the other party resulting from breach of the representation in this Section 21.

10.    Notice. Any notice, demand, request or other communication (each, a “notice”) to Sublessee with respect to this Sublease shall be deemed properly given if sent in writing by registered mail, return receipt requested, by electronic mail with confirmation of receipt or by hand delivery or by an overnight delivery service which provides evidence of delivery, addressed to Sublessee’s address at the Sublet Space (or, prior to the Sublease Commencement Date, at Sublessee’s mailing address stated in the preamble to this Agreement). Any notice to Sublessor shall also be sent to Akerman LLP, 750 Ninth Street, N.W., Suite 750, Washington, D.C. 20001, Attention: Ernest M. Stern, Esq. Each party shall have the right to designate by notice in writing by registered mail or by hand delivery such other address to which such party’s notice is to be sent. All notices shall be deemed given on the date of actual receipt by the party to whom such notice is addressed.

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11.    Governing Law. The laws of the State of New York shall govern the rights, duties and remedies of the parties hereto and construction and interpretation of the terms and provisions hereof.

12.    Headings. The headings contained in this Sublease are for convenience only and are not to be deemed a part hereof.

13.    Successors and Assigns The terms, covenants and provisions contained herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

14.    Counterparts. This Sublease may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute but one and the same instrument

15.    Furnishings. Sublessee shall take good care of and maintain in at least its present condition the furniture and furnishings (if any) included in the Sublet Space. At all times, Sublessor shall be the owner of the furniture and fixtures (if any) included in the Sublet Space.

16.    Exhibit A. Paulo’s understanding of this lease agreement.

17.    Exhibit B. Andy’s answers to Dennis’ questions concerning how much space Drone USA Inc. will have in this lease.

[Signature Page Follows]

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IN WITNESS WHEREOF, Sublessor and Sublessee herein have duly executed this Sublease Agreement as of the day and year first above written.

SUBLESSOR:

EMPIRICAL SYSTEMS AEROSPACE, INC.

By:	/s/ Andrew Gibson
Name: Andrew Gibson
Title: CEO

SUBLESSEE:

DRONE USA, INC.

By:	/s/ Michael Bannon
Name: Michael Bannon
Title: President

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Exhibit A

This lease agreement between Drone USA Inc. and ES AERO is signed with objectives over and above payment for real estate; It comprises an intent for a longterm relationship of cooperation through synergies and common growth objectives. Hence, it encompasses the following expectations:

1.	Priority responding to campaign requirements

2.	Access to Engineering and Manufacturing resources

3.	Joint response to tenders through the development of priced-to-win proposals

4.	Open access to the plant

5.	Support during customer, investor, and audit visits and meetings

6.	Dedicated manufacturing and office space

7.	Logo placement on outer and inner walls

It is with a resilient intention of mutual success though a long-term relationship through cooperative efforts as described above, and aiming at a future acquisition of ES AERO, that Drone USA embarks into this venture and endorses this lease agreement.

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Exhibit B

Michael Bannon

From: Michael Bannon
Sent: Wednesday, November 16, 2016 1:43 PM
To: Michael Bannon
Subject: Fwd: Lease questions

Sent from my iPhone

Begin forwarded message:

> **From:** Dennis Antonelos <dennis@droneusainc.com>
> **Date:** November 15, 2016 at 4:20:17 PM EST
> **To:** Michael Bannon <mike@droneusainc.com>
> **Subject: FW: Lease questions**
>
> **From:** Andrew Gibson [mailto:andrew.gibson@esaero.com]
> **Sent:** Tuesday, November 15, 2016 3:58 PM
> **To:** Dennis Antonelos <dennis@droneusainc.com>; benjamin.schiltgen@esaero.com; 'Ike Bayraktar' <ikebayraktar@aol.com>
> **Subject:** RE: Lease questions
>
> So I'll take a stab since I'm sitting in this meeting.....
>
> 1. Total is 32,220 sq.ft. What was originally envisioned being a facility access agreement, was for Drone to receive whatever is required as ESAero would prioritize your needs. But, since it's now a sublease, it will be 9,000 - 10,000 sq.ft. total; it's flexible pending requirements, and if we end up needing way more space for Drone (a good problem), we can adjust the agreement or built it into ESAero overhead. That's a good future problem we can deal with when we get there.
>
> 2. Office space is ~8,000 sq.ft. Total, and Drone will use 2,000 of that, also pending requirements. As for exactly what it is, again we are flexible. We are planning for you guys to have some executive office space, and have some space in the general engineering area.
>
> 3. As a facility access agreement, the 15K was going to apply to both rent/NNN and O/H expenses. As a sublease, we might be able to keep it the same way; the 15K includes everything. But as a sublease, does Drone need to pay their portion of utilities? I actually haven't thought about this yet.
>
> Thanks,
>
> Andy

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Andrew R. Gibson
President/Aerospace Engineer
Empirical Systems Aerospace
andrew.gibson@esaero.com
Linkedin

(P) 805.275.1053
(C) 805.704.1865

ESAERO
www.esaero.com

From: Dennis Antonelos [mailto:dennis@droneusainc.com]
Sent: Tuesday, November 15, 2016 12:44 PM
To: benjamin.schiltgen@esaero.com
Cc: Andrew Gibson
Subject: Lease questions

Hello Ben,

Dennis here from Drone USA, it's nice to meet you over email. I wanted to ask you some specific questions around the lease and since you're in charge of finance, I thought you'd be the man to reach out to.

- ? What is the total sf of the facility? What sf will Drone USA receive?
- ? How many offices or office sf are in the facility? What office sf/# offices will Drone receive?
- ? Can you breakdown the $15,000/mo figure for me? Is it all being applied towards rent, or is a portion being applied to overhead costs as well? If so, what overhead costs are included, and which will be the responsibility of Drone?

Not trying to complicate things, but we have to satisfy some reporting obligations (PubCo audit) and the Board is asking for a little more clarity as well.

Look forward to hearing back and to meeting you in person.

Best regards,
Dennis

DRONE USA
INNOVATION AT NEW HEIGHTS

Dennis Antonelos
dennis@droneusainc.com
(917) 710-0398

One World Trade Center, 85th Floor
285 Fulton Street
New York, NY 10007-0103

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DRONE USA
INNOVATION AT NEW HEIGHTS

Dennis Antonelos
dennis@droneusainc.com
(917) 710-0398

One World Trade Center, 85th Floor
285 Fulton Street
New York, NY 10007-0103

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